UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2005

Material Sciences Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-8270

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)	Not applicable.

(b)	Not applicable.

(c)	Appointment of Principal Executive Officers:

(1)	On June 29, 2004, MSC announced the following senior management changes: (a) Ronald L. Stewart, 62, until now President and Chief Executive Officer, will remain Chief Executive Officer and an MSC director; (b) Clifford D. Nastas, 42, was elected President in addition to his current position as Chief Operating Officer; and (c) Jeffrey J. Siemers, 52, was appointed Executive Vice President, Chief Administrative and Financial Officer from Vice President and Chief Financial Officer.

(2)	Mr. Stewart has served as President and Chief Executive Officer as well as a member of MSC’s Board of Directors since March 2004. Prior to joining MSC, Mr. Stewart held the positions of President and Chief Executive Officer of Pangborn Corporation, a global manufacturer of surface preparation equipment for the metals industry, from 1999 to 2004. Mr. Stewart continues to serve as Vice Chairman for the Pangborn Corporation Board of Directors.

Mr. Nastas has served as Executive Vice President and Chief Operating Officer since October 2004. Prior to that time he held numerous executive positions with MSC including: Vice President and General Manager of EMS from May 2004 to October 2004; Vice President of Sales and Marketing of EMS from July 2003 to May 2004; and Vice President of Marketing of MSCLC from November 2001 to July 2003. Prior to joining MSC, Mr. Nastas served as the Global Automotive Business Director for Honeywell International Inc., a technology and manufacturing provider of aerospace products, control technologies, automotive products, specialty chemicals and advanced materials, since 1995.

Mr. Siemers has served as Vice President, Chief Financial Officer and Secretary of MSC since July 2004. Prior to joining MSC, Mr. Siemers held the position of Vice President of Finance of Orbis Corporation, a leading manufacturer of plastic returnable/reusable products for use in material handling applications from November 2000 to March 2004 and Vice President of Finance of Brady Corporation, a publicly traded world leader in identification solutions, prior to that time.

(3)	MSC entered into a letter agreement with Mr. Stewart, effective March 1, 2004. Under this agreement, Mr. Stewart is entitled to receive a base salary of $388,125, a monthly travel allowance, and to participate in MSC’s customary fringe and welfare benefits.

On June 16, 2005, MSC entered into severance and change in control agreements with Messrs. Clifford D. Nastas and Jeffrey J. Siemers. The agreements became effective June 30, 2005 and have a term of one-year, automatically renewable for successive one-year terms unless either party gives written notice at least 60-days’ prior to the expiration of the then current term that such party seeks to terminate the agreement as of June 30 of the then current year. The agreements provide that each executive officer has the right to receive severance if his employment terminates under certain circumstances. In the event that the registrant terminates the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge prior to a change in control, the executive will be entitled to receive severance in the amount of 1.0 times the sum of such executive’s base salary and the amount awarded to the executive under the management incentive plan for the most recently completed fiscal year (the “Compensation Amount”).

In the event that MSC terminates the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge within 15 months of a change in control, the executive will be entitled to receive severance in the amount of 1.5 times such executive’s Compensation Amount. In addition, all stock options or shares of restricted stock which are unvested immediately prior to a change in control shall become fully vested and remain exercisable for at least ninety days after change in control. The executives are also entitled to outplacement and other benefits under the agreement, and are subject to non-competition and non-solicitation covenants following termination.

(d)	Not applicable.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document
99.1	Press Release dated June 29, 2004.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

/s/ Jeffrey J. Siemers
By:	Jeffrey J. Siemers
Its:	Chief Financial Officer

Date: July 1, 2005